Exhibit 10.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is entered into effective as of December 31, 2008 (the “Effective Date”), by and between R. KENT SNYDER (the “Employee”) and SENOMYX, INC. (the “Company”).

RECITALS

A.            The Company and the Employee previously executed that certain Employment Agreement dated as of June 2, 2003 (the “Original Agreement”).

B.            In consideration of the premises, and other good and valuable consideration, receipt of which is hereby acknowledged by the parties, the Company and the Employee desire to amend the Original Agreement to clarify the application of Section 409A of the Internal Revenue Code to Employee’s benefits provided under the Original Agreement, effective as of the Effective Date.

AGREEMENT

The Company and the Employee, intending to be legally bound, agree as follows effective as of the Effective Date:

1.             AMENDMENT OF ORIGINAL AGREEMENT.

(a)           Amendment of Section 4.1.3.  The last sentence of Section 4.1.3 of the Original Agreement is hereby amended to add the following to the end of such sentence:

“; provided further that such release (the “Release”) shall be executed by you and delivered to the Company within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of your employment, and you shall permit the Release to become effective in accordance with its terms (such date, the “Release Effective Date”).”

(b)           Addition of New Section 4.1.4.  A new Section 4.1.4 is hereby added to the Original Agreement as follows:

“4.1.4               Application of Internal Revenue Code Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Termination Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A.  Such determination by the

Company shall be made no later than ten (10) days following your termination of employment.

For the avoidance of doubt, it is intended that payments of the Termination Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that any Termination Benefits constitute “deferred compensation” under Section 409A and you are, on the termination of your service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of such Termination Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service”) or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to you a lump sum amount equal to such Termination Benefit payment that you would otherwise have received through the Specified Employee Initial Payment Date if the payment of such Termination Benefits had not been so delayed pursuant to this Section.

Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the Release Effective Date.  Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the Release Effective Date, the Company will pay you the Severance Benefits you would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.”

2.                                      MISCELLANEOUS PROVISIONS.

(a)           Original Agreement.  The Original Agreement, as amended by this Amendment, shall continue in full force and effect after the date hereof.

(b)           Whole Agreement.  No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the Original Agreement, as amended by this Amendment, have been made or entered into by either party with respect to the subject matter of this Amendment.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized representative, effective as of the day and year first above written

“Company”

SENOMYX, INC.

By:

“Employee”

R. KENT SNYDER